EXHIBIT 10.3

ASSIGNMENT OF LEASE AND CONSENT TO ASSIGNMENT AND AMENDMENT

ASSIGNMENT OF LEASE AND CONSENT TO ASSIGNMENT

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, Genesis Laboratories, LLC, hereinafter referred to as “Assignor”, hereby assigns to First Foods Group Inc. hereinafter referred to as “Assignee”, all of its right, title and interest in and to that certain Lease Agreement bearing date of the December 31, 2016 (“Original Lease”) and as amended by that certain First Amendment ((lease Agreement dated April 21, 2017 (collectively the “Lease”), entered into with Adler Oakes, Ltd., as Landlord, and the Assignor, as Tenant, for certain space described as: 4360 Oakes Road, Units 607 and 608-609, Davie, FL 33314 (“Premises”‘).

In consideration thereof, the Assignee hereby agrees to assume all of the terms, conditions and covenants contained in the Lease hereinabove described.

The Assignor hereby agrees that in consideration of Landlord consenting to the foregoing assignment that it shall continue to remain liable to the Landlord for the faithful performance of all of the terms, conditions and covenants of the above-described Lease.

Each of the parties represents and warrants that it has dealt with no broker or brokers in connection with the execution of this Assignment of Lease and Consent to Assignment, except Adler Realty Services LLC, and each of the parties agrees to indemnify the other against, and hold it harmless from all liabilities arising from any claim for brokerage commissions or finder’s fee resulting from the indemnitor’s acts (including, without limitation, the cost of counsel fees in connection therewith) except for the persons or entities set forth above.

Assignor represents it is the sole owner and holder of the Leasehold interest and the same has not been assigned, sublet, hypothecated or encumbered. Assignor shall indemnify Landlord from any claims, causes of action and/or liability arising out of the inaccuracy of this representation.

The Assignor, by this Assignment, does assign to Assignee its rights, title and interest to any security deposits and/or prepaid rent, if any, previously paid to the Landlord.

Assignor shall pay Landlord an administrative fee of $350.00 as provided under the Lease.

The effectiveness of this Assignment is upon execution of this Assignment and conditioned upon Assignee obtaining and providing proof of all insurance required of a tenant under the Lease and appropriate occupational license for the Assignee.

END OF ASSIGNMENT

SIGNATURES ON NEXT PAGE

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IN WITNESS WHEREOF, the Landlord, Assignor and Assignee have duly signed and executed this document this 23rd day of June, 2020.

WITNESSES: ASSIGNOR:

ASSIGNEE: First Foods Group, Inc., a Nevada corporation

By:
Print name: Mark J. Keeley Title: Chief Financial Officer

In CONSIDERATION of the agreement of the Assignor to continue to remain liable to the undersigned, the undersigned hereby consents to the assignment of the above-described Lease to the Assignee.

WITNESSES:

By: AP-Adler Oakes, Ltd, a Florida limited liability partnership, Barbara Navarro.

By: Oakes FlexSpace 2 LLC, a Florida limited liability company, its general partner, Maribel Figueroa.

By: Adler Newco GP 2, Inc., a Florida Corporation, its managing member, Tina M. Spano.

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AMENDMENT TO LEASE AGREEMENT

AP-Adler Oakes, Ltd. (“Landlord”) and First Food Group, Inc. (“Tenant’), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do covenant and agree as follows:

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Landlord and Genesis Laboratories, LLC, Tenant’s predecessor in interest entered into that certain Lease Agreement dated December 3 1, 2016 (the “Original Lease”); as amended by that certain First Amendment to Lease Agreement dated April 21, 2017 and as amended by that certain Assignment of Lease and Consent to Assignment dated June 23, 2020 (collectively the “Lease”) for Premises described as: 4360 Oakes Road, Units 607 and 608-609 Davie, FL 33314 consisting of 6,407 rentable square feet.

2.	The Lease expires by its terms on April 30, 2021 (“Expiration Date”).

3.

By this Second Amendment to Lease Agreement (“Second Amendment”), Landlord and Tenant agree to extend the term until April 30, 2024 (‘New Expiration Date”). period between the Expiration Date and New Expiration Date for all three Units shall be referred to as the e ‘Extension Term”.

4.	Base Rent: For the Extension Term, Base Rent owed by Tenant under the Lease, as amended shall be as follows:

Period	Monthly Base Rent	Periodic Base Rent
5/1/21 - 4/30/22	$7,098.11	$85,177.32
5/1122—4/3003	$7,311.06	$87,732.72
5/1/23 - 4/30/24	$7,530.39	$90,364.68

Together with applicable sales tax and other additional rent applicable under the Lease.

5.	Condition or Premises: Tenant is retaining the Premises in “As-Is” condition.

6.

Except otherwise expressly set forth herein, this Second Amendment shall not be construed as (i) granting Tenant additional rights, including, but not limited to, any express or implied right to remain in the space after the New Expiration Date or (ii) a modification of any holdover provisions in the Lease.

7.	To the extent not amended in, or inconsistent with the terms of this Second Amendment, the terms of the Lease shall remain in full force and effect.

8.

Brokerage: Each of the parties represents and warrants that it has dealt with no broker or brokers in connection with the negotiation or execution of this Second Amendment, except Adler Realty Services, LLC (“Landlord’s Broker’), each of the parties agrees to indemnify the other party hereto (and its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents (collectively, the “Related Parties”)) against, and hold it harmless from, all liabilities arising from any claim for brokerage commissions or finder’s fee resulting from the indemnitor’s acts (including, without limitation, reasonable attorney’s fees in connection therewith); provided, however, Tenant shall not be required to indemnify Landlord for claims made by Landlord’s Broker (or any party claiming by or through Landlord’s Broker).

9.	Base Year: Base year for Percentage/Proportionate Share during the Extension Term is 2016.

10.

Security Deposit: Landlord is currently holding a deposit in the sum of $18,223.94 ($11,247.13 as security deposit and $6,976.81 as last month’s rent) transferred from prior tenant Genesis Laboratories. On May 1, 2021, Tenant shall deposit an additional $5,835.67 ($16,039.74 as security deposit and $8,019.87 as last month’s rent) for a total deposit of $24,059.61.

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11.	Option to Renew: Tenant is hereby granted an option to renew the Lease pursuant to the following terms and conditions:

(a)

Provided that at the time such option is exercised and at the expiration of the Term, (i) Tenant is not in default under the Lease, (ii) Tenant has not assigned this Lease or sublet the Premises, other than to permitted subleases or assignees as permitted in the Lease, (iii) Tenant continues to occupy the Premises, (iv) Tenant’s use is consistent with the general quality of the tenants and uses in the Project, and (v) Tenant remains creditworthy. Tenant is granted one (I) option to renew the Lease for a period of three (3) years.

(b)

Base Rent for the option period shall be the of (i) ninety (90%) of market rate, with market rate incorporating an increase in Base Rent for each year of the option period or (b) the Periodic Rent for the last twelve (12) months of the Extension Term with three (3%) percent increases each year of the option period, Market rate shall be based upon comparable rates for similar space in the surrounding area.

(c)

Tenant shall exercise its option by providing written notice (“Option Notice”) of its intent to exercise an option at least one hundred twenty (120) days prior to the then applicable expiration period. Failure to provide timely notice shall render the pending option and further option null and void.

(d)

Landlord shall have the right but not the obligation to withdraw and void the option if Tenant is in breach (after applicable notice and opportunity to cure) of this Lease at the time of (i) the Option Notice or (ii) at any between the Option Notice and the date the option period is to commence. Landlord shall provide the notice of its withdrawal of option within ten (10) days after the cure period has expired.

(e)

Each party shall provide the other with its opinion of market rate at least ninety (90) days prior to the then applicable expiration period. In the event the parties cannot agree as to market rate, the same shall be determined by binding arbitration with American Arbitration Association, with each party picking an arbitrator and the two (2) chosen arbitrators jointly picking a third arbitrator. Until arbitration is concluded, Base Rent for the time in dispute shall be paid as if Base Rent increased four (4%) percent (“Interim Payments”). Upon final determination of appropriate market rate, the parties shall adjust the Interim Payments accordingly. Additional Rent — Passthrough Expenses shall be paid pursuant to the terms of the Lease.

12.	Tenant represents that it has not made any assignment, sublease, transfer or conveyance of the Lease or any interest therein or in the Premises unless explicitly recited herein.

13.	Tenant’s Contact Notice Address: Attn: Hershel Weiss 4360 Oakes Road, Units 607 & 608-609, Davie, FL 33314. Phone: 201-687-0213 Email: hershyw@firstfoodgrp.com

14.	Landlord Notice Address: AP-Adler Oakes, Ltd. c/o Adler Realty Services, LLC 9050 Pines Blvd, Suite 101, Pembroke Pines, FL 33024,

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Radon Gas: Radon is naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

16.

The person executing this Second Amendment on behalf of Tenant hereby represents that Tenant and any entity signing on behalf of Tenant are valid and existing entities authorized to do business in the State Of Florida and that the actual signatory is fully authorized to act on behalf of the entity(ies) for which the individual is purportedly signing.

This Amendment shall be binding upon, and inure to the benefit of, Landlord and Tenant and their respective successors, and assigns. This Second Amendment may be executed in counterparts.

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DATED this 23rd day of June, 2020.

Witness as to Landlord: Landlord:

AP-ADLER OAKES LTD., a Florida limited liability partnership Print Name: Tina Spano, Authorized Signatory
Tennant: First Foods Group, Inc., a Nevada corporation

By:
Print name: Mark J. Keeley
Title: Chief Financial Officer

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